Triarc Companies, Inc.
280 Park Avenue
New York, New York  10017

December 13, 2007

Mr. Francis T. McCarron
280 Park Avenue
New York, New York  10017

Re:           Separation of Employment

Dear Mr. McCarron:

This letter agreement (the “Letter Agreement”) confirms the arrangement between you and Triarc Companies, Inc., a Delaware corporation (collectively with its subsidiaries, “Triarc” or the “Company”), regarding the termination of your employment by Triarc as a result of its decision to close its New York headquarters.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Severance Agreement dated April 28, 2006 between you and Triarc, (collectively with all amendments and related agreements, including the Agreement dated December 21, 2006 between you and Triarc and the Amendment dated January 29, 2007 between you and Triarc, the “Severance Agreement”).

1.
Your separation of employment will be treated as a termination by you for Good Reason under the terms of the Severance Agreement, as modified by this Agreement.  Parties agree that (i) your asserted grounds for “Good Reason” include the Company’s decision to replace you as Chief Financial Officer and the Company’s requirement that the Chief Financial Officer have a primary place of employment outside of Manhattan, New York in Atlanta and (ii) the Company failed to cure such asserted “Good Reason” events with thirty (30) days after you gave written notice of Good Reason.  You agree that (i) you shall no longer serve as an officer of the Company effective December 29, 2007 and (ii) your last date of employment shall be January, 1 2008 (the “Termination Date”) and through the Termination Date you shall continue to receive your Base Salary and benefits as currently provided by the Company and in accordance with regular payroll practices.

2.
You and the Company agree that, conditioned on your compliance with the terms of the Severance Agreement regarding your post-termination obligations, the payments arising under the Severance Agreement shall be paid (less the aggregate amount required by law to be withheld under federal, state and local withholding requirements) as follows on the first business day following the expiration of six months from the Consulting Termination Date, as defined in the Consulting Agreement dated December 13, 2007 (“Consulting Agreement”), (the “Payment Commencement Date”):

(a)
a lump sum payment equal to the sum of (i) $4,482,000 (representing seventy-five percent (75%) of the product of 2 ½ and the sum of the your Base Salary of $575,000 and 2006 Bonus Amount of $1,815,400)(such amount plus the amount provided for in subparagraph (b) below the “Severance Amount”), (ii) interest on the amount of $4,482,000 for a period of 4.5 months calculated, per annum, at the simple rate of LIBOR plus 450 bp, (iii) $2,000,000 (representing the parties agreement as to your “2007 Bonus Amount”); and (iv) interest on the amount of $2,000,000 for a period of 6.5 months calculated, per annum, at the simple rate of LIBOR plus 450 bp;

(b)
commencing as of the Payment Commencement Date, three equal monthly installments of $498,000, (aggregating $1,494,000 and representing the remaining 25% of the Severance Amount).  The first installment payment shall be paid at the same time as the lump sum payment described above, the second installment payment shall be paid on November 1, 2008, and the final installment payment shall be paid on December 1, 2008;

(c)
in no event shall the sum of (a) the Severance Amount and (b) the 2007 Bonus Amount, in each case excluding interest, be either less than or exceed $7,976,000.  The sum of the Severance Amount and the 2007 Bonus Amount plus interest thereon to the extent actually paid by the Company to you shall be referred to as the “Payment Amount”.  All payments shall be made by the end of calendar year 2008.

3.
Except as provided for herein, or in the Severance Agreement (as modified by this Agreement), or with respect to any vested rights under any plans or arrangements maintained by the Company or its affiliates or under the terms of the Consulting Agreement, you shall not be entitled to any further payments, bonuses, compensation, severance or other incentive payments with respect to your service with the Company or the termination of such service.

4.
If you die prior to the Payment Commencement Date, any payment due on account of your Severance Agreement (as modified by this Agreement) shall be made to the legal guardian of your estate on the first business day of the month following the month of your death, as follows:

(a)
a lump sum payment equal to (i) the product of (1) the number of full months you were alive during calendar year 2008 (“Living Months”) multiplied by (2) $498,000 (“Payment on Account of Death”); (ii) interest on the Payment on Account of Death for a period of half the Living Months calculated, per annum, at the simple rate of LIBOR plus 450 bp; (iii)  $2,000,000 (representing the parties agreement as to your 2007 Bonus Amount); and (iv) interest on the amount of $2,000,000, in the event you live past March 31, 2008,  for a period of the number of Living Months less two and one half (2.5) calculated, per annum, at the simple rate of LIBOR plus 450 bp.  If you die during the first three (3) Living Months, you will not receive interest on the 2007 Bonus Amount;

(b)
monthly installment payments of $498,000 on the first day of each month during calendar year 2008 beginning on the first day of the month following the month during which the Payment on Account of Death was made.  Notwithstanding the foregoing, the first monthly installment payment shall equal $1,494,000 (representing the sum of (a) the payment due for the month you die; (b) the first monthly installment payment; and (c) the monthly payment attributable to the month in which the Payment on Account of Death is made as in accordance with subclause (a) above;

(c)	in no event shall the Payment Amount, in each case excluding interest, be either less than or exceed $7,976,000 All payments shall be made by the end of calendar year 2008.

5.
The parties agree that the obligation of the Company to make the Severance Payments hereunder shall not be affected or diminished in any manner by the failure of you to perform under the Consulting Agreement.

6.
All non-vested equity awards (whether issued by the Company or a subsidiary of the Company) shall vest immediately upon the Termination Date and your stock options or other stock based awards which include an exercisability feature shall remain exercisable until the earliest of (i) two years from the Consulting Termination Date, as defined in the Consulting Agreement, (ii) their respective stated expiration dates or (iii) ten years from the date of grant, in each case subject to your compliance with your post-termination obligations under the Severance Agreement.

7.
All Class B Units of Triarc Deerfield Holdings, LLC and all Class B Units of Jurl Holdings, LLC held by you on the Termination Date are fully vested and non-forfeitable effective as of the Termination Date.

8.
You agree that if, at any time during calendar year 2008 you accept fulltime employment with Trian Fund Management L.P. (“Trian”), the Payment Amount shall be reduced by twelve and one-half percent (12.5%)  (the “2008 Repayment Obligation”).   If, at any time during calendar year 2009 you accept fulltime employment with Trian, the Payment Amount shall be reduced by six and one-quarter percent (6.25%) (the “2009 Repayment Obligation” and collectively with the 2008 Repayment Obligation the “Repayment Obligation”), but in all cases you shall have no repayment obligation with respect to any payments made under the Consulting Agreement.  You agree that the Company may reduce any remaining payments of the Payment Amount  owed to you by the Company by the Repayment Obligation on a ratable basis (i.e. the Repayment Obligation shall be allocated pro-rata against the remaining payments).  In the event the remaining payments of the Payment Amount  do not fully offset the Repayment Obligation, you shall remain liable for the payment to the Company of any deficiency.  In the event you repay any Repayment Obligation the Company will file amended W-2 forms.

9.	You shall be entitled to receive the welfare benefits provided for in subclause (ii) of the third full paragraph of Section 1 of the Severance Agreement (“Sub-clause (ii)”) subject to the following:

(a)	Annex A sets forth all the welfare benefits falling within Sub-clause (ii).

(b)	You shall continue to participate in, or be reimbursed for the cost of, Annex A, Para 1 benefits through June 30, 2010 (the “Coverage Period”).

(c)
You shall continue to participate in, or be reimbursed for the cost of, Annex A, Para 2 benefits for the maximum period provided for under Section 1.409A-1(b)(9)(v)(B) of the Final Regulations under Section 409A of the Internal Revenue Code (the “409A Regulations”), and thereafter as provided for under 1.409A-3(i)(1)(iv) of the 409A Regulations through the Coverage Period.

(d)
You shall continue to participate in, or be reimbursed for the cost of, Annex A, Para 3 benefits as provided for under 1.409A-3(i)(1)(iv) of the 409A Regulations through June 30, 2010. In particular, in connection with such benefits (or any benefits under sub-paragraph (c) above falling under such section of the 409A Regulations) the amount of any expenses eligible for reimbursement or the in-kind benefits to be provided during your taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, reimbursements of any eligible expenses shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred and your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e)
Notwithstanding anything herein to the contrary, to the extent you may no longer be eligible to receive any in-kind benefits (or reimbursements with respect to such benefits) as a result of any prospective termination or discontinuation by the Company of any benefit plan or otherwise, the parties shall negotiate the payment to you of a lump sum amount representing the after-tax cost of acquiring, on a non-group basis for the remaining coverage period (i.e., the time period from the proposed termination through June 30, 2010), those benefits lost to you and/or to your family; providedthat the determination and payment of such lump sum payment shall be in accordance with the transition relief under Section 409A as provided in IRS Notice 2006-79 and IRS Notice 2007-86.

(f)
 In the event that the insurance coverage provided for in paragraphs 1 and 2 of Annex A is no longer provided by the Company during the Coverage Period (or at the level provided for in the Severance Agreement), you may direct the Company to pay premiums for non-group insurance coverage of a comparable nature for you and your dependents for the remainder of the Coverage Period.  The benefits provided for in paragraph 3 of Annex A shall commence on the Payment Commencement Date, at which time you shall receive a lump sum payment equal to the aggregate value of the accrued benefits provided for in paragraph 3 (calculated from the Termination Date) with interest on such amount for a period of six (6) months calculated, per annum, at the simple rate of LIBOR plus 450 bp.

(g)
All tax gross-up payments to which you are entitled under the Severance Agreement in connection with the foregoing benefits shall be paid no later than the end of your taxable year next following your taxable year in which you remit the related taxes (including any income tax associated with providing premiums).

(h)	The purpose of this Section 9 is to provide you with the level of benefits as provided for in Sub-clause (ii), as in existence as of the date hereof, in a manner that complies with Section 409A.

(i)
In the event of your death, benefits arising under Sub-clause (ii) shall be provided to your spouse and dependents for the remainder of the Coverage Period, as provided for in the Separation Agreement.

10.
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder and, accordingly, in the event of any interpretive issues, this Agreement shall be interpreted and construed in compliance with Section 409A.

11.
The Company agrees to indemnify you, against any claims related to your employment by the Company including any claims related to the Severance Agreement or this Agreement, including all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company to the maximum extent permitted by law and the Company’s indemnification documents. For the avoidance of doubt, any indemnity provisions, D&O insurance and fiduciary insurance coverage related to your employment by the Company and your provision of services under the Consulting Agreement shall continue in full force and effect, subject, in the case of any such outside insurance coverage that such coverage or comparable coverage be maintained through the sixth anniversary of the date you cease to provide services as provided for in the Consulting Agreement, to the extent such coverage remains available at a commercially reasonable rate.  Notwithstanding anything herein, you shall be entitled, to the maximum extent permitted by law and the Company’s indemnification documents, to all rights to indemnification and contribution under the certificate of incorporation, bylaws or similar charter documents of, or any agreement with, Triarc or any of its subsidiaries  or affiliates.  The Company hereby fully releases you from any and all claims against you based on facts known to Messrs. Nelson Peltz, Peter May, Edward Garden, Brian Schorr or any current executive officers of the Company as of the Termination Date provided that the foregoing release shall not include any claims relating to willful gross misconduct which results in substantial damage to the Company. For purposes of this Letter Agreement, “willful” shall have the same meaning set forth in Section 16 of the Severance Agreement.

12.
The payment of any amount or the provision of any benefits provided in this Agreement are subject to your prior execution and delivery to the Company of a release substantially in the form set forth in Exhibit A of the Severance Agreement and non-revocation of such release.

13.
The Company acknowledges your right to file for unemployment insurance as a result of its decision to close its New York headquarters which resulted in the termination of your employment.  The Company will cooperate with any claims filed by you.

14.
Unless modified herein, the terms and provisions of the Severance Agreement shall continue in full force and effect, including without limitation Section 7, Section 9 (Certain Additional Payments by the Company) (provided that any “Gross-Up Payment” arising under such section shall be paid to the you prior to the end of your taxable year next following the taxable year in which you remit the “Excise Tax” covered by such section), Section 10 (Noncompete/Nonsolicitation/Employee No-Hire), Section 12 (Inventions), Section 13 (Confidentiality) and Section 14 (Indemnification) (provided that any reimbursement the Company pays to you under such section shall be paid prior to the end of your taxable year next following the taxable year in which the action, suit or proceeding is completed).

* * * * *

Agreed on December 13, 2007:

TRIARC COMPANIES, INC.

By: /s/ DAVID E. SCHWAB II
Name: David E. Schwab II
Title: Chairman of the Special Committee

/s/ FRANCIS T. MCCARRON
Francis T. McCarron

Annex A- Expenses Eligible for Reimbursement/In-Kind Benefits

1.	1.409A-1(a)(5) Benefits—Life (Unicare), Short-Term Disability (Unicare)* / Long Term Disability (Sun Life)

2.
1.409A-1(b)(9)(v)(B) Medical Benefits—Medical (Unicare)* / Dental (Unicare)*/ Prescription Drugs (Unicare)* / Vision (First Rehabilitation)* / Executive Medical Reimbursement Plan (First Rehabilitation)*

3.
1.409A-3(i)(iv) Benefits—Travel Accident Insurance (American Home) / Transitchek's vouchers and metro cards ($110/month for 2007, $115/month for 2008) / Commuter Parking ($215/month)/Seven percent (7%) of the maximum 401(k) contribution limit (e.g., $1,085 for calendar year 2008 (representing the product of seven percent (7%) and the 2008 maximum 401(k) contribution limit of $15,500) to be paid on or before December 31, 2008; seven percent (7%) of the maximum 401(k) contribution limit for 2009 to be paid on or before December 31, 2009; and one-half (1/2) of seven percent (7%) of the maximum 401(k) contribution limit for 2010 to be paid on or before June 30, 2010) / Annual Financial Assistance Payments of no less than $7,500

*  Dependent eligibility – Spouse and Dependent child through age 19 and 25 if full-time student